EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement (No. 333-198860) on Form S-1/A of our report dated March 20, 2015 with respect to the consolidated balance sheets of The Joint Corp. and Subsidiary as of December 31, 2014 and 2013, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, which report appears in the December 31, 2014 annual report on this Form 10-K of The Joint Corp. and Subsidiary.  We also consent to the reference to our firm under the heading “Experts” in such registration statement.

EKS&H LLLP

March 20, 2015
Denver, Colorado